UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
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TORTOISE ENERGY INFRASTRUCTURE CORPORATION
TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.
TORTOISE MIDSTREAM ENERGY FUND, INC.
TORTOISE PIPELINE & ENERGY FUND, INC.
TORTOISE ENERGY INDEPENDENCE FUND, INC.
ECOFIN SUSTAINABLE AND SOCIAL IMPACT TERM FUND
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tortoise Capital Advisors Plans Merger of Three Closed-End Funds into Active ETF
Actively Managed ETF Aims to Offer Investors Greater Liquidity at Net Asset Value

OVERLAND PARK, Kansas, Aug. 6, 2024 – Tortoise Capital Advisors, L.L.C. (Tortoise Capital), a fund manager focused on traditional energy and power infrastructure investing, today announced its plans to merge three of its closed-end funds into a newly formed actively managed exchange-traded fund (ETF), Tortoise Power and Energy Infrastructure ETF.

The three similar funds merging into an active ETF are Tortoise Power and Energy Infrastructure Fund, Inc. (NYSE: TPZ), Tortoise Pipeline & Energy Fund, Inc. (NYSE: TTP), and Tortoise Energy Independence Fund, Inc. (NYSE: NDP), with TPZ as the surviving strategy. Tortoise Capital expects the ETF to adopt the accounting and performance history of TPZ as well as maintain a similar investment strategy, investing primarily in fixed income and dividend-paying equity securities of power and energy infrastructure companies.

This merger of the closed-end funds was approved by the board of directors and is consistent with its efforts to provide shareholder value through strategic initiatives.

Tortoise Capital, the manager of TPZ, TTP, and NDP, will continue as manager of Tortoise Power and Energy Infrastructure ETF with the same investment team that has been in place at the closed-end funds. The combined assets in the three funds to be merged, including leverage, totaled $313.3 million as of July 31, 2024. Tortoise expects the management fee of the ETF to be 85 basis points.

“We believe these actions are in the best interest of fund shareholders, providing them greater liquidity without a potential discount to net asset value,” said Tom Florence, CEO of Tortoise Capital. “Actively managed ETFs will play an ever-growing role in fund investing and we will continue to evaluate the structure for our other products.”

Tortoise Capital expects the transactions will close in the fourth quarter, subject to requisite fund shareholder approvals, satisfaction of applicable regulatory requirements and approvals, and customary closing conditions. Each merger is intended to qualify as a tax-free reorganization for federal income tax purposes. No merger is contingent upon any other merger. There is no assurance when or whether such approvals, or any other approvals required for the transactions, will be obtained. More information on the proposed transactions will be contained in proxy materials and registration statement materials that TPZ, TTP, and NDP and the newly created ETF anticipate filing in the coming weeks.

The company recently announced a strategic restructuring through which it will sell its Ecofin Advisors Limited business and its private credit business to focus on traditional energy and power infrastructure investing.

About Tortoise Capital Advisors

Based in Overland Park, Kansas, Tortoise Capital Advisors is an SEC-registered fund manager that invests primarily in publicly traded companies in the energy and power infrastructure sectors—from production to transportation to distribution. With approximately $8 billion in assets under management as of July 31, 2024, Tortoise Capital’s solid record of investment experience and research dates back more than 20 years. As one of the earliest investors in midstream energy, Tortoise Capital believes it is well-positioned to be at the forefront of the global energy evolution that is under way. For more information about Tortoise Capital, visit www.Tortoiseadvisors.com.

Media Contacts:
Margaret Kirch Cohen/Richard Chimberg
Newton Park PR
+1 847-507-2229
+1 617-312-4281
margaret@newtonparkpr.com
rich@newtonparkpr.com

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may be forward-looking. Actual future events may differ significantly from those expressed in forward-looking statements for a variety of reasons, which may include, without limitation, the ability to obtain requisite shareholder approvals or to satisfy other conditions for the proposed mergers; changes in market conditions; changes in applicable legal, regulatory or tax considerations; and other risks and uncertainties.

Investors should not place undue reliance on forward-looking statements, as they speak only as of the date they are made. Tortoise Capital Advisors and the funds it manages do not undertake to update or revise any forward-looking statements. The annual and semi-annual reports of TPZ, TTP and NDP and other regulatory filings with the Securities and Exchange Commission (SEC) are accessible at www.sec.gov and at https://cef.tortoiseadvisors.com/.  The information contained on the funds’ website is not a part of this press release.

IMPORTANT INFORMATION

In connection with the proposed mergers discussed in this press release, the funds and the new ETF expect to file with the SEC solicitation materials in the form of a joint proxy statement/prospectus that will be included in a registration statement on Form N-14.  After the registration statement is filed with the SEC, it may be amended or withdrawn, and the joint proxy statement/prospectus will not be distributed to fund shareholders unless and until the registration statement is declared effective by the SEC. Investors are urged to read the joint proxy statement/prospectus and any other relevant documents when they become available because they will contain important information about the proposed mergers and the new ETF.  Once filed, copies of the joint proxy statement/prospectus and other materials will be available free of charge at www.sec.gov.

This press release is for informational purposes only and is not a solicitation of a proxy from any fund shareholder and does not constitute an offer of any securities for sale. No offer of securities will be made except pursuant to a prospectus meeting the requirements of Section 10 of the Securities Act of 1933. However, Tortoise Capital Advisors, the funds and certain of their respective directors, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from fund shareholders in connection with the proposed mergers discussed in this press release. Information about the directors and officers of the funds may be found in their annual reports previously filed with the SEC.